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                                                               EXHIBIT 5.1

                         [FULBRIGHT & JAWORSKI L.L.P.]




                                October 18, 1996



Index, Inc.
580 Westlake Park Boulevard, Suite 1100
Houston, Texas 77079

Dear Sirs:

             We have acted as counsel to Index, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 18,584,400 shares of the Company's common stock, $.01 par value per share (the "Common Shares"), (ii) 19,500 shares of the Company's Series A preferred stock, $1.00 par value per share (the "Series A Shares"), and (iii) 3,366 shares of the Company's Series B preferred stock, $1.00 par value per share (the "Series B Shares"). The Common Shares, Series A Shares and Series B Shares (collectively, the "Shares") are to be issued to the shareholders of (i) SEPCO Industries, Inc., a Texas corporation ("Sepco"), in connection with the merger of Sepco Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, with and into Sepco (the "Sepco Merger") and (ii) Newman Communications Corporation, a New Mexico corporation ("Newman"), in connection with the merger of Newman Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company, with and into Newman (the "Newman Merger"). Such shares will be issued in the Sepco Merger and the Newman Merger upon the terms and subject to the conditions set forth in the Proxy Statement/Prospectus contained in the Company's Registration Statement on Form S-4 (No. 333-10021), as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 (the "Registration Statement"). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

             In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Sepco Merger Agreement, the Newman Merger Agreement, the Restated Articles of Incorporation of the Company, the Bylaws of the Company, the corporate proceedings with respect to the Sepco Merger and the Newman Merger and the proposed issuance of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

             Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that, (i) upon consummation of the Sepco Merger, the Shares proposed to be issued by the Company in the Sepco Merger will,
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Index, Inc.
October 18, 1996
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when issued in accordance with the terms of the Sepco Merger Agreement, be validly issued, fully paid and non-assessable and (ii) upon consummation of the Newman Merger, the Shares proposed to be issued by the Company in the Newman Merger will, when issued in accordance with the terms of the Newman Merger Agreement, be validly issued, fully paid and non-assessable.

             The foregoing opinion is limited to the federal laws of the United States of America and the laws of the State of Texas, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Proxy Statement/Prospectus under "Legal Matters".

                                        Very truly yours,

                                        /s/ FULBRIGHT & JAWORSKI L.L.P.

                                        Fulbright & Jaworski L.L.P.